Exhibit 10.1

November 17, 2025

Ms. Amy K. O’Keefe
Delivered electronically

Dear Amy,

On behalf of Sleep Number Corporation, I am excited to extend the offer of employment as the Executive Vice President and Chief Financial Officer reporting to me. Your anticipated start date will be Monday, December 8, 2025.

Your offer is for an exempt position, which includes:

•Base Salary – Starting bi-weekly salary of $24,038.47 ($625,000.00 annualized).

•Annual Incentive Plan (AIP) – You will be eligible to participate in the Sleep Number Annual Incentive Plan (AIP) for 2026 at a target incentive of 70% of eligible earnings, as defined in the plan document. The actual payout will be based on the Company’s achievement of performance goals, with a maximum payout that can be up to 200% of target, subject to the Compensation Committee’s approval of the 2026 AIP (expected in February 2026).

•Long-term Incentives – Beginning in March 2027 you will be eligible to receive annual Long-term Incentive (LTI) awards which are typically granted on March 15th of each year. Your LTI annual award guideline will be $1,200,000. Our mix of annual LTI awards for the Executive Vice President level is 50% in Performance Stock Units (PSUs) and 50% in time-based Restricted Stock Units (RSUs). We utilize competitive LTI guidelines to inform the annual award target and consider performance and other factors in recommending annual award amounts.

Your offer includes the following special, one-time compensation with a total upfront value of $1,800,000:

•Time-Vested Restricted Stock Unit (“RSU”) Award – You will receive a special RSU award with a grant value of $400,000. The number of RSUs granted will be determined by dividing the grant value by the average closing share price for the 20 trading days immediately preceding the date of grant (anticipated as 12/15/25). Your RSU award will vest in three equal annual installments on each anniversary from the date of grant, subject to continued employment and the terms of the award.

•Time-Vested Restricted Stock Unit (“RSU”) Award – You will receive a 2026 RSU award with a grant value of $600,000. The number of RSUs granted will be determined by the grant value approved by the Compensation Committee for grants issued for the Executive Team (anticipated as 3/15/26). Your RSU award will vest in three equal annual installments on each anniversary from the date of grant, subject to continued employment and the terms of the award.

•Performance Stock Unit (“PSU”) Award – You will receive a 2026 PSU award with a grant value at target of $800,000. The target number of PSUs awarded will be calculated based on a methodology determined by the Board at the time of the grant (anticipated as 3/15/2026). The PSUs will vest three years after the date of grant, subject to continued employment and the terms of the award. These stock units are subject to a performance adjustment based on the Company’s performance for the three fiscal years from 2026 to 2028.

1001 3rd Ave South, Minneapolis, MN 55404 P 763.551.7000 F 763.694.3300 sleepnumber.com

Attached is an overview of the key provisions of these LTI awards. The specific terms and conditions for these LTI awards are defined in applicable award agreements and plan documents. Samples of the two applicable award agreements are attached for your reference. The grant date for your special RSU LTI awards will be on the 15th of the month following your start date. With an anticipated start date of December 8, 2025, the grant date would be December 15th, 2025.

The RSUs and PSUs will be issued as an “inducement grant” under the applicable rules of the Nasdaq Stock Market, and the Company will complete all required filings, including without limitation the timely filing of a Form S-8 on or before the date of the inducement grant. The specific terms and conditions for these LTI awards will be defined in applicable award agreements and plan documents.

The following is a summary of additional items included in this offer:

•You will be eligible to participate in the Sleep Number Executive Deferral Plan. This plan enables you to defer a portion of your salary, AIP payout, or PSU/RSU payouts at vesting. The plan provides flexibility on timing of when and how deferrals are paid out. You can allocate deferrals among a range of investment crediting options. Your first opportunity to participate in the plan will be for 2026 deferral elections (election to be made by 12/31/2025).

•You will be eligible for the following executive perquisites provided to members of the Executive Team: reimbursement for financial counseling expenses (including tax preparation and estate planning) up to $10,000 annually and an annual executive physical through Mayo Clinic’s Executive Health Program. Both of these perquisites are fully taxable, and you will be responsible for any tax obligations on the imputed income amounts.

•This position qualifies you for participation in the Executive Severance Pay Plan in accordance with its terms which may be modified at the sole discretion of Sleep Number Corporation, with or without notice. For the purpose of the Executive Severance Pay Plan, you will be eligible for benefits at the “Tier II” level, which applies to Executive Vice Presidents. Please see the enclosed Plan document for specifics. Additionally, Sleep Number will not amend or modify the Executive Severance Pay Plan as it relates to you in a manner that is detrimental to you for at least one year after your employment start date.

•We understand that you will move to Minneapolis, Minnesota as your principal residence. As such, Sleep Number shall pay a one-time Relocation Payment to cover expenses related to your relocation in the amount of $150,000. Sleep Number will also provide an additional amount based on a 40% tax rate to help cover taxes. This amount shall be paid in a lump sum no later than 30 days following the commencement of your move date. In the event that you voluntarily leave the Company without Good Reason (as that term is defined in the Sleep Number Corporation Executive Severance Pay Plan) during the first twenty four (24) months of employment (the “Exit Event”), you agree to re-pay Sleep Number the full amount of the Relocation Payment as follows: (i) if the Exit Event is prior to the first anniversary of your start date, you shall repay to the Company 50% of the Relocation Payment and (ii) if the Exit Event is on or after the first anniversary of your start date, but prior to the second anniversary of your Start Date, you shall repay to the Company 33% of the Relocation Payment.

•We acknowledge that you will retain your current public company board of directors seat.

•You will be eligible for a comprehensive and competitive benefits package as a team member. The following is a list of our benefit offerings, which are described in the attached new hire benefits guide. More specific information can be found in the plan documents and communications for each of these benefit programs.

◦Health, dental, vision, life and disability insurance
◦Flexible spending and health savings accounts
◦401(k) plan
◦Participation in our Flex Time Off (FTO) program
◦Participation in our Corporate Holiday program (includes 9 days)
◦Significant discount on our products including your gift of quality sleep (a free 360 p5 Smart Bed with the option to upgrade and individualize)

1001 3rd Ave South, Minneapolis, MN 55404 P 763.551.7000 F 763.694.3300 sleepnumber.com

Amy, the entire team is looking forward to building the future with you. We know you will make a significant contribution in achieving our vision to become one of the world’s most beloved brands by delivering unparalleled sleep experiences. We look forward to your formal acceptance of employment.

/s/ Linda Findley

Linda Findley
President & Chief Executive Officer

This offer is subject to full Board approval of your appointment which we will seek following your acceptance.

This offer is contingent on your successful completion of a background investigation and compliance with the Immigration Reform Control Act of 1986 (IRCA). Furthermore, this offer is conditional upon your signing our Employee Inventions, Confidentiality and Non-Compete Agreement and Code of Business Conduct. A copy of each is enclosed.

This offer will remain valid until Friday, November 21 unless we notify you otherwise. You should understand that this offer of employment does not constitute a contract of employment, nor is it to be construed as a guarantee of continuing employment for any period of time. Employment with Sleep Number is “at will.” We recognize your right to terminate the employment relationship at any time, and for any reason, and similarly, we reserve the right to alter, modify or terminate the relationship at any time and for any reason.

The purpose of this letter is solely to notify you of the proposed salary and grants described above. The definitive terms of the grant will be set forth in definitive agreements that will be provided to you through the Charles Schwab website. The terms set forth in such definitive agreements will supersede the terms set forth in this letter in all respects and such definitive agreements will be the final and conclusive terms of your grant. As with other forms of compensation, individual incentive awards should be kept confidential.

1001 3rd Ave South, Minneapolis, MN 55404 P 763.551.7000 F 763.694.3300 sleepnumber.com